Exhibit 10.1

BRINKER INTERNATIONAL, INC.
FISCAL 2025 EXECUTIVE PERFORMANCE SHARE RETENTION PLAN
Pursuant to Section 3 of the Brinker International, Inc. 2024 Stock Option and Incentive Plan (the “SOIP”), the Talent & Compensation Committee of the Board of Directors of Brinker International, Inc. (the “Committee”) may grant stock-based awards subject to such conditions, restrictions and contingencies as the Committee may determine.
This Brinker International, Inc. Fiscal 2025 Executive Performance Share Retention Plan (this “Plan”) is hereby adopted pursuant to the Committee’s authority under the SOIP to provide greater incentive to designated officers and key employees of Brinker International, Inc. (the “Company”) and its affiliates to remain employed by the Company and its affiliates, to achieve the highest level of individual performance and to encourage such officers or key employees to meet or exceed specified performance goals in order to contribute to the overall success of the Company.
The Plan is in all respects subject to the provisions of the SOIP.
1.Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used but not defined in the Plan will have the meaning set forth in the SOIP. For purposes of the Plan, the terms listed below are defined as follows:
a.Beginning Average Stock Value. The “Beginning Average Stock Value” for the Company and each Member shall equal its average Daily Closing Stock Price over the thirty (30) trading days ending immediately prior to the first day of the Measurement Period.
b.Cause. The term “Cause” means one or more of the following as determined by the affirmative vote of at least a majority of the Board or executive committee thereof:
(i)An act of fraud, misappropriation, embezzlement, theft or falsification of Company records by the Executive Participant in connection with the Company or a Related Company;
(ii)Gross mismanagement or gross neglect of the Executive Participant’s duties to the Company or a Related Company;
(iii) A material breach of the Company’s written policies (such as the Company’s code of conduct), including unethical conduct, violation of law, acts of violence or threats of violence or other inappropriate behavior that causes substantial reputational harm to the Company or exposes the Company to substantial legal liability;
(iv)Commission of an act or omission which causes the Executive Participant or the Company to be in violation of federal or state securities laws, rules or regulations; or
(v)Conviction of the Executive Participant by a court of competent jurisdiction of a felony.

c.Change in Control. The term “Change in Control” means:
(i)a sale, transfer or other conveyance of all or substantially all of the assets of the Company on a consolidated basis; or
(ii)the acquisition of beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, directly or indirectly (including as a result of any merger or business combination), of securities representing 50% or more of the total number of votes that may be cast for the election of directors of the Company; or
(iii)the failure at any annual or special meetings of the Company’s shareholders held during the three-year period following a “solicitation in opposition” as defined in Rule 14a-6 promulgated under the Exchange Act, of a majority of the persons nominated by the Company in the proxy material mailed to shareholders by the management of the Company to win election to seats on the Board (such majority calculated based upon the total number of persons nominated by the Company failing to win election to seats on the Board divided by the total number of Board members of the Board as of the beginning of such three-year period), excluding only those who die, retire voluntarily, are disabled or are otherwise disqualified in the interim between their nomination and the date of the meeting.
d.Code Section 409A. The term “Code Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and all Treasury Regulations and guidance promulgated thereunder.
e.Comparison Group. “Comparison Group” is defined as the S&P 1500 Hotels, Restaurants and Leisure Index, or a similar index selected by the Committee if such index no longer exists as of the end of the Measurement Period, subject to the adjustments set forth in Section 2(c) below.
f.Daily Closing Stock Price. “Daily Closing Stock Price” is defined as the stock price of the Company or a Member at the close of trading of the National Exchange on which the stock of the Member is traded.
g.Disability. Except as otherwise provided by the Committee, the Executive Participant will be considered to have a “Disability” during the period in which the Executive Participant is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition is expected to have a duration of not less than 120 days.
h.Distribution Percentage. “Distribution Percentage” means the percentage of an Executive Participant’s target number of Performance Shares earned and to be distributed at the end of the Performance Period, as calculated pursuant to this Plan.
i.Ending Average Stock Value. The “Ending Average Stock Value” for the Company and each Member shall equal its average Daily Closing Stock Price over the thirty (30) trading days ending on the last day of the Measurement Period times the sum of one share of stock plus any accumulated shares in the Company and each Member, assuming any dividends since the first day of the Measurement Period were reinvested in additional shares of the issuing company’s stock on the ex-dividend date.

j.Executive Participant. The term “Executive Participant” means the Chief Executive Officer of the Company and any other individual specifically designated by the Committee to receive an award under this Plan.
k.Good Reason. The term “Good Reason” means the satisfaction of all of the following requirements:
(i)One or more of the following facts and circumstances exist: (A) a reduction in the Executive Participant’s then current base salary other than a general reduction in base salary that affects all similarly situated executives in substantially the same proportions; (B) a reduction in the Executive Participant’s target annual bonus opportunity; (C) a relocation of the principal location at which the Executive Participant is required to provide services by more than fifty (50) miles; (D) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform the obligations under the Plan in the same manner and to the same extent that the Company would be required to perform, except where such assumption occurs by operations of law; (E) a material, adverse change in the Executive Participant’s title, reporting relationship, authority, duties or responsibilities; or (F) in the case of an Executive Participant who is the Chief Executive Officer of the Company only, a failure of any successor to the Company to nominate the Executive Participant for election by shareholders to the successor company’s board of directors; and
(ii)the Executive Participant shall have provided the Company written notice within thirty (30) days of his or her knowledge or reason to know of the existence of any fact or circumstance constituting Good Reason, the Company shall have failed to cure or eliminate such fact(s) or circumstance(s) within thirty (30) days of its receipt of such notice, and the resulting termination of employment must occur within thirty (30) days following expiration of such cure period.
l.Maximum Value Limitation. The term “Maximum Value Limitation” with respect to an Award under this Plan means an amount equal to (i) five, multiplied by (ii) the target number of Performance Shares granted under such Award, multiplied by (iii) the stock price of the Company at the close of trading on the date the Award is granted.
m.Measurement Period. The term “Measurement Period” means a period of five years beginning September 26, 2024 and ending September 25, 2029; provided, however, that in the event of a Change in Control, the Measurement Period will end on the effective date of the Change in Control.
n.Member. “Member” means a company included in the Comparison Group as of the beginning of the Measurement Period (or as otherwise provided in Section 2(c) below).
o.National Exchange. “National Exchange” is defined as the New York Stock Exchange (NYSE), the National Association of Securities Dealers Automatic Quotations (NASDAQ), or the American Stock Exchange (AMEX), or a generally recognized successor-in-interest if any such exchange no longer exists.
p.Payout Value. The “Payout Value” for an Award is an amount equal to (i) the number of Performance Shares earned, multiplied by (b) the stock price of the Company at the close of trading on the last day of the Performance Period.
q.Percentile Rank. The Company’s “Percentile Rank” relative to the Comparison Group will be determined by ranking the Members (including the Company) from highest to lowest according to their respective TSRs. After this ranking, the percentile performance of the Company will be determined as follows:

P =	N – R
N – 1

where:    “P” represents the percentile performance which will be rounded, if necessary, to the nearest whole percentile by application of regular rounding;

“N” represents the number of Members as of the end of the Performance Period (including the Company); and

“R” represents the rank of the Company’s TSR among the Members.
Example: If there are 40 Members and the Company’s TSR ranked 15th within the Comparison Group, its TSR would be at the 65th percentile: 0.65 = (41 – 15) / (41 – 1).
r.Performance Period.     The term “Performance Period” means the period beginning with the date the Committee grants an Award under this Plan to an Executive Participant and ending September 25, 2029. The Performance Period and Measurement Period for an Award will end on the same date unless a Change in Control occurs during the Performance Period, in which case the Measurement Period, but not the Performance Period, will end as of the effective date of the Change in Control.
s.Performance Share. The term “Performance Share” means the right to receive a share of Stock upon satisfaction of the performance metrics and/or other requirements established by the Committee.
t.Total Shareholder Return. “Total Shareholder Return” or “TSR” shall be calculated using the equation below:

TSR =	Ending Average Stock Value	- 1
Beginning Average Stock Value
2.Performance Shares.
a.Awards. An Executive Participant will receive a grant of a target number of Performance Shares determined by the Committee, which will be set forth in the Executive Participant’s award letter or other notification (an “Award”). In the event the Payout Value of the number of Performance Shares earned exceeds the Maximum Value Limitation, the number of Performance Shares earned shall be decreased such that Payout Value is less than or equal to the Maximum Value Limitation.
b.Achieved Shares. Subject to the other terms and conditions of this Plan, the number of an Executive Participant’s Performance Shares, if any, that will be earned under any Award (“Achieved Shares”) will be calculated at the end of the Measurement Period by multiplying the Executive Participant’s target number of Performance Shares by the applicable Distribution Percentage. The applicable Distribution Percentage will be determined by the Committee based on the Company’s TSR performance relative to the TSR performance of the Comparison Group. At the end of the Measurement Period, the Members of the Comparison Group and the Company will be ranked by their

TSR performance during the Measurement Period, from highest to lowest. The Distribution Percentage will be the percentage specified in the table below that corresponds to the Company’s Percentile Rank, with the Distribution Percentage interpolated on a straight-line basis for an attained Company Percentile Rank between any two designated Percentile Ranks shown in the table below. In no event will the Distribution Percentage exceed 200%. In addition, if the Company’s TSR for the Measurement Period is a negative amount, then the Distribution Percentage shall not exceed 100% regardless of the Company’s Percentile Rank.

Company’s Percentile Rank	Distribution Percentage
Below the 50th percentile	0%
50th percentile	50%
60th percentile	100%
70th percentile	150%
At or above the 80th percentile	200%
c.Composition of the Comparison Group.
(i)If a company in the Comparison Group at the end of the Measurement Period was not part of the Comparison Group at the beginning of the Measurement Period (e.g., as a result of an initial public offering for such Member occurring during the Measurement Period), then such company shall not be a Member of the Comparison Group for purposes of calculating the Company’s Percentile Rank.
(ii)In the event that a Member completes a merger, acquisition or business combination transaction during the Measurement Period of or with another Member, the surviving entity shall remain a Member if the surviving entity remains a part of the Comparison Group as of the end of the Measurement Period. The acquired company’s performance before the merger, acquisition or business combination transaction shall not impact the calculation of the surviving Member’s TSR.
(iii)In the event that a Member is not included in the Comparison Group at the end of the Measurement Period because it is acquired by, or merges with, a company (including going private) that is not a Member of the Comparison Group, then the Member’s TSR shall be calculated as follows: (1) the Member’s average Daily Closing Stock Price over the thirty (30) trading days ending on the acquisition or merger date shall be used to determine its Ending Average Stock Value (rather than using the last day of the Measurement Period), and then (2) such TSR performance shall be adjusted (up or down as applicable) at the end of the Measurement Period by the median TSR performance of the entire Comparison Group for the period from the acquisition or merger date to the end of the Measurement Period (with the pre- and post-acquisition or merger TSR weighted appropriately based on days in the Measurement Period). The Member will then be ranked accordingly based on its adjusted TSR performance during the Measurement Period.
(iv)In the event of a bankruptcy and a delisting of a Member that was part of the S&P 1500 Hotels, Restaurants and Leisure Index as of the beginning of the Measurement Period, such Member will remain in the Comparison Group and shall have a TSR for the entire Measurement Period equal to -1.

(v)In the event of a stock distribution from a Member consisting of the shares of a new publicly-traded company (a “spin-off”), the Member shall remain a Member so long as it continues to be part of the Comparison Group as of the end of the Measurement Period and the stock distribution shall be treated as a dividend from the Member based on the closing price of the shares of the spun-off company on its first day of trading.  The performance of the shares of the spun-off company shall not thereafter be tracked for purposes of calculating TSR.
(vi) In the event that a Member’s stock splits (or if there are other similar subdivisions, consolidations or changes in such company’s stock or capitalization), such company’s TSR will be adjusted for the stock split so as not to give an advantage or disadvantage to such company by comparison to the other Comparison Group companies.
3.Earning Achieved Shares.
a.General Rule. In order to earn the Achieved Shares under the Plan, an Executive Participant must remain continuously employed by the Company or a Related Company through the last day of the applicable Performance Period, except as otherwise specifically provided in this Plan.
b.Death or Disability, Notwithstanding Section 3(a), if an Executive Participant’s employment with the Company and its Related Companies terminates prior to the last day of the Performance Period due to the Executive Participant’s death or by the Company due to the Executive Participant’s Disability, the Executive Participant (or the Executive Participant’s beneficiary determined in accordance with Section 10) will earn a portion of the Executive Participant’s Achieved Shares determined for the Executive Participant at the end of the Measurement Period pursuant to Section 2, if any, based on the number of complete months that the Executive Participant was employed by the Company or a Related Company during the Performance Period, divided by the total number of complete months in the Performance Period.
c.Involuntary Termination.
(i)Involuntary Terminations without Cause Not Following a Change in Control. Notwithstanding Section 3(a), if an Executive Participant is involuntarily terminated for a reason other than for Cause (and not as a result of death or Disability) prior to the last day of the Performance Period, the Executive Participant will earn, as of the date of termination from employment, except as otherwise provided below, a portion of the Executive Participant’s Achieved Shares determined for the Executive Participant at the end of the Measurement Period pursuant to Section 2, if any, based on the number of complete months that the Executive Participant was employed by the Company or a Related Company during the Performance Period, divided by the total number of complete months in the Performance Period.
(ii)Involuntary Terminations without Cause or Terminations for Good Reason Following a Change in Control. Notwithstanding Sections 3(a) and 3(c)(i), in the event there has been a Change in Control during the Performance Period and the Awards were not earned as of the effective date of the Change in Control pursuant to Section 3(d), then if an Executive Participant is involuntarily terminated for a reason other than Cause (and not as a result of death or Disability) or if an Executive Participant terminates for Good Reason following the Change in Control and prior to the last day of the Performance Period, the Executive Participant will earn, as of the date of termination, all of the Executive Participant’s Achieved Shares determined for the Executive Participant at the end of the Measurement Period pursuant to Section 2, if any.

d.Change in Control. Notwithstanding the provisions of Section 3(a), in the event of a Change in Control while the Executive Participant remains in employment, if the Awards are not assumed or replaced with awards of substantially equal value by the acquiring entity in such a Change in Control and/or cease to remain outstanding immediately following the Change in Control, each Executive Participant will earn, as of the effective date of the Change in Control, the Achieved Shares determined for the Executive Participant at the end of the Measurement Period pursuant to Section 2, but in no event less than 100% of the target number of the Executive Participant’s Performance Shares. After a Change in Control, references to the “Company” as they relate to this Plan shall refer to the successor entity.
4.Forfeiture. Except as otherwise provided in Section 3, if an Executive Participant ceases to be employed by the Company or any Related Company prior to the last day of the Performance Period, the Executive Participant will immediately forfeit the Performance Shares and all interest in the Award as of the date of the Executive Participant’s termination and the Executive Participant will not be entitled to receive any payment with respect to the Performance Shares. Notwithstanding any provision of the Plan to the contrary, the Executive Participant will forfeit any Performance Shares immediately and without notice upon (a) the termination of the Executive Participant’s employment for Cause or (b) the Executive Participant’s breach of any confidentiality agreement or similar agreement pertaining to the confidentiality and nondisclosure of proprietary information, including but not limited to trade secrets, of the Company or any Related Company.
5.Payment of Earned Achieved Awards.
a.Each earned Achieved Share will entitle an Executive Participant to receive one share of Stock (or other consideration of equal value, as determined by the Committee, in the event payment is made following a Change in Control).
b.Subject to Section 6, shares of Stock (or other consideration, as applicable) with respect to earned Achieved Shares will be issued to each Executive Participant in payment of an Award during the 60-day period immediately following the conclusion of the Performance Period. The Company will issue shares of Stock (or other consideration, as applicable) to the Executive Participant, and the Executive Participant will own such shares of Stock (or other consideration, as applicable) free of all restrictions described herein except Section 9. An Executive Participant will not have the right to designate the taxable year of payment. At no time prior to the end of the Performance Period will any Stock (or other consideration, as applicable) be issued pursuant to an Award except as specifically provided herein.
6.Section 409A.
a.Although the Company does not guarantee the tax treatment of any payments or benefits under the Plan, the intent of the Company is that the payments and benefits under this Plan be exempt from, or comply with, Code Section 409A and to the maximum extent permitted the Plan shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or its Related Companies or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on an Executive Participant by Code Section 409A or damages for failing to comply with Code Section 409A.
b.Notwithstanding anything in this Plan or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of an Executive Participant’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits.
7.Dividends and Dividend Equivalents. An Executive Participant will have no voting rights or dividend rights with respect to the Performance Shares or any shares of Stock underlying the Performance Shares until payment of earned Achieved Shares in accordance with Section 5 and then only with respect to earned Achieved Shares. No Executive Participant will be entitled to receive any cash dividends or dividend equivalents with respect to Performance Shares until payment of earned Achieved Shares and then only with respect to earned Achieved Shares. However, at the same time that shares of Stock are issued under Section 5 or Section 6, the Executive Participant (or the Executive Participant’s beneficiary determined in accordance with Section 10) will also receive a lump sum cash payment equal to the amount of cash dividends paid by the Company that were declared prior to payment of earned Achieved Shares (but in no event later than the end of the Performance Period) on the number of shares of Stock issued to the Executive Participant (or the Executive Participant’s beneficiary).
8.Capital Adjustments and Reorganizations. The number of Performance Shares covered by an Award will be subject to equitable adjustment, as determined by the Committee, to reflect any stock dividend, stock split, share combination, separation, reorganization, liquidation or the like, of or by the Company. In the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for the Award such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection with such substitution the surrender of the Award so replaced.
9.Clawback Provisions. The Company has implemented a policy that allows and requires the Company to claw back any erroneously awarded incentive-based compensation paid under this Plan in the event of an accounting restatement, regardless of whether the Executive Officer had any responsibility for the causes of the restatement (the “Clawback Policy”). A copy of the Clawback Policy will be provided to an Executive Participant upon request. During the Performance Period, the Company may amend the Clawback Policy and may implement new or revised policies to recover, or claw back, incentive-based compensation from an Executive Participant. Awards and all compensation granted under this Plan are subject to the Clawback Policy, as the same may be amended from time to time, and any other applicable clawback or recoupment policy that the Company adopts, as in effect from time to time.
In all appropriate cases described in this Section 9, the following remedies shall be available to the Board and the Committee to the extent permitted by applicable law (the “Remedies”), provided that as of the date of grant or at the time of such actions or inactions, the Executive Participant is an officer of the Company: (i) the Board or Committee may require reimbursement of any compensation paid to the Executive Participant under the Award or this Plan (including through the return of a number of shares of Stock issued under this Plan or the value of such shares as well as the return of any cash amounts paid under an Award, including in respect of dividend equivalents, without regard to whether the Executive Participant continues to own or control such previously delivered shares of Stock and, for the avoidance of doubt, the Executive Participant shall bear all costs of issuance or transfer, including any transfer taxes that may be payable in connection with any transfer), (ii) the Board or Committee may cause the cancellation of an Award granted under this Plan or any other then outstanding equity award held by such Executive Participant, (iii) the Board or Committee may seek reimbursement of any gains realized on the

Stock attributable to this Plan or any other equity compensation award granted by the Company to the Executive Participant, and (iv) the Company may dismiss the Executive Participant, authorize legal action, or take such other action to enforce the Executive Participant’s obligations to the Company as it may deem appropriate in view of all the facts surrounding the particular case. The Board and the Committee will not seek to recover Stock or other compensation as detailed above paid or settled more than three years prior to the date the applicable restatement or egregious conduct is disclosed, as applicable. The Board or Committee may in its discretion forego any Remedies if the aggregate direct costs of seeking recovery from the Executive Participant are expected to exceed the amount sought to be recovered or, in the case of egregious misconduct, if it otherwise determines appropriate in its sole discretion.
a.Financial Misconduct. In addition to any claw back pursuant to the Clawback Policy, if the Board or the Committee has determined that any fraud, negligence, or intentional misconduct by the Executive Participant was a significant contributing factor to the Company having to restate all or a portion of its financial statement(s), the Board or Committee shall take, in its discretion, such action as it deems necessary to remedy the misconduct and prevent its recurrence. In determining what Remedies to pursue, the Board or Committee will take into account all relevant factors, including (i) whether the restatement was the result of fraud, negligence, or intentional misconduct by the Executive Participant and the extent to which such conduct contributed to the need for restatement, (ii) the amount of any incentive compensation that was calculated based upon the achievement of certain financial results that were subsequently reduced due to the restatement, and (iii) the amount of any bonus or incentive compensation that would have been awarded to the Executive Participant had the financial results been properly reported.
b.Egregious Conduct. If the Board or the Committee has determined that egregious conduct of the Executive Participant is substantially detrimental to the Company, the Board or the Committee may take such action as it deems necessary to remedy the misconduct and prevent its recurrence. “Egregious conduct” shall mean any act or omission which would constitute Cause for termination, and such egregious conduct is “substantially detrimental to the Company” if it causes substantial harm to the Company (financially, reputationally or otherwise) or exposes the Company to substantial legal liability. In determining what Remedies to pursue, the Board or Committee will take into account all relevant factors, including the following: (i) the amount of compensation received by the Executive Participant that exceeds the amount of compensation that otherwise would have been received or granted had the Executive Participant’s conduct been known; (ii) the relative fault or degree of involvement by the Executive Participant; (iii) the relative impact of the Executive Participant’s conduct on the Company; and (iv) any other facts and circumstances determined relevant by the Board or the Committee, in its sole discretion.
10.Heirs and Successors. This Plan will be binding upon, and will inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. Subject to the terms of the SOIP, any consideration or other benefits distributable to a deceased Executive Participant under this Plan will be distributed to the beneficiary designated by the Executive Participant in writing filed with the Committee in such form as the Committee will require. If a deceased Executive Participant has failed to designate a beneficiary, or if the designated beneficiary of the deceased Executive Participant dies before the Executive Participant or before complete distribution of consideration or other benefits due under this Plan, the consideration or other benefits to be distributed under this Plan will be distributed to the legal representative or representatives of the estate of the last to die of the Executive Participant and the beneficiary.
11.Taxes, Transaction Costs and Withholding. An Executive Participant will be solely responsible for the payment of all taxes and transaction costs relating to the granting, vesting/earning and payment of an Award. It will be a condition to the obligation of the Company to issue or transfer shares of Stock or other applicable consideration that the Executive Participant pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying its obligation to withhold federal, state or local income or other taxes incurred in connection with the Award. If the amount requested is not paid, the Company may refuse to issue or transfer shares of Stock or other applicable consideration to the Executive Participant (or to the Executive Participant’s beneficiary).
12.Administration. The authority to interpret and administer the terms and conditions of the Plan will be vested in the Committee, and the Committee will have all powers with respect thereto as it has with respect to the SOIP. Any interpretation of the Plan by the Committee and any decision made by it with respect to the Plan is final and binding.
13.Relation to SOIP. Notwithstanding anything in the Plan to the contrary, the terms of the Plan will be subject to the terms of the SOIP, a copy of which may be obtained from the office of the Secretary of the Company. Any amendment to the SOIP will be deemed to be an amendment to the Plan to the extent that the amendment is applicable hereto.
14.No Employment Contract. Nothing contained in the Plan will (a) confer upon an Executive Participant any right to be employed by or remain employed by the Company or any Related Company, or (b) limit or affect in any manner the right of the Company or any Related Company to terminate the employment or adjust the compensation of an Executive Participant.
15.Unfunded Plan. It is the Company’s intention that the Plan be unfunded. The Company is not required to set aside any assets for payment of the benefits provided under the Plan, and no Executive Participant will have a security interest in any Award.
16.Governing Law. The interpretation, performance, and enforcement of the Plan will be governed by the laws of the State of Texas, without giving effect to the principles of conflict of laws thereof and all parties, including their successors and assigns, consent to the jurisdiction of the state and federal courts of Texas.
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